Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated October 10, 2003 for Dreyfus Midcap Value Plus Fund (one of the funds comprising Dreyfus Growth and Value Funds, Inc.), which is incorporated by reference in this Registration Statement (Form N-1A No. 33-51061) of Dreyfus Growth and Value Funds, Inc.

ERNST & YOUNG LLP

New York, New York
June 22, 2004